EXHIBIT 99.1

NETWORK SOLUTIONS AND AMERICA ONLINE ANNOUNCE
MULTI-YEAR, MULTI-MILLION DOLLAR STRATEGIC MARKETING
ALLIANCE

Network Solutions' Domain Name Registration and Value-Added Services to be Available Globally Across AOL Brands

Alliance Will Offer Tailored Services to Help Small Businesses
Create an Online Presence

Herndon, VA and Dulles VA, May 8, 2000 -- Network Solutions, Inc. (NASDAQ:
NSOL), the world's leading registrar of domain names with more than 10 million registrations, and America Online, Inc. (NYSE: AOL), the world's leading interactive services company, today announced a multi-year, multi-million dollar strategic marketing alliance to offer Network Solutions' (NSI) domain name registration and value-added services globally across America Online, Inc. brands, making it easier and more convenient than ever for businesses and consumers to create an online presence. The AOL and CompuServe services have more than 24 million members worldwide, and the company's Web-based brands attract tens of millions of additional users; through the comprehensive agreement, Network Solutions' services will be available through co-branded sites across AOL, AOL.COM, CompuServe, Netscape Netcenter, Digital City, ICQ, and Spinner/Winamp, including the international services.

This new alliance will provide AOL and CompuServe members and visitors to AOL's Web-based properties with an unparalleled environment to access NSI's domain name registration services, Image Cafe(TM) website superstore and idNames(TM) country-code registration services. NSI pioneered the development of registering Web addresses ending in .com, .net, .org, and .edu. and has evolved from being 'the Internet building permit company' to 'the Internet's general contractor.'

In addition, AOL will promote a number of VeriSign services across its business channel. VeriSign is the leading provider of Internet trust services-including authentication, validation and payment-needed by websites, enterprises and e-commerce service providers to conduct trusted and secure electronic commerce and communications over IP networks. Network Solutions and VeriSign announced the signing of a definitive merger agreement on March 7, 2000.


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The AOL/NSI co-branded sites will also provide access to a variety of services tailored to small-to-medium sized businesses. This will include the opportunity to register for free listings in the Netscape Business Directory, which will include data from NSI. The Business Directory is designed to help users quickly locate, research and do business with companies on the Web. NSI will also distribute a co-branded version of Netscape Instant Messenger, enabling businesses and consumers to initiate online, real-time communications with business colleagues, friends and family.

Jim Rutt, Chief Executive Officer, Network Solutions, said: "NSI and AOL are global leaders, and together, we will help countless small businesses and individuals make a name for themselves on the Internet. We are delighted to enter into this global alliance and continue to extend the Network Solutions brand."

Bob Pittman, President and Chief Operating Officer, America Online, Inc., said:
"This agreement with Network Solutions will provide our users easy access to all the services and tools they need to create and launch an online presence. As we enter into the Internet Century, Network Solutions' domain name registration services will provide great benefits to our members and offer a solution for businesses and individuals around the world who want to create an identity on the Web."

About America Online, Inc.
Founded in 1985, America Online, Inc., based in Dulles, Virginia, is the world's leader in interactive services, Web brands, Internet technologies, and e-commerce services. America Online, Inc. operates: two worldwide Internet services, America Online, with more than 22 million members, and CompuServe, with more than 2.7 million members; several leading Internet brands including ICQ, AOL Instant Messenger and Digital City, Inc.; the Netscape Netcenter and AOL.COM portals; the Netscape Navigator and Communicator browsers; AOL Moviefone, the nation's #1 movie listing guide and ticketing service; and Spinner.com and NullSoft's Winamp, leaders in Internet music. Through its strategic alliance with Sun Microsystems, the company develops and offers easy-to-deploy, end-to-end e-commerce and enterprise solutions for companies operating in the Net Economy.

About Network Solutions
Founded in 1979, Network Solutions, Inc. (NASDAQ: NSOL) pioneered the development of registering Web addresses ending in .com, .net, .org and .edu and is the world's leading Registrar at www.networksolutions.com with more than 10 million net registrations. To meet the needs of corporations worldwide, Network


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Solutions also provides domain name registration services for all available country-code Top-Level Domain Names, for example, .de (Germany), .fr (France) and .uk (United Kingdom). Network Solutions additionally plays a critical role in the infrastructure of the Internet through its Registry services. Network Solutions' Registry customers include all the Registrars of domain names ending in .com, .net and .org. Network Solutions also provides Internet Technology Services that assist large commercial organizations in the evolution and management of their Internet technologies. On March 7, 2000, VeriSign, Inc. agreed to acquire Network Solutions to create the world's largest provider of Internet Trust Services.
For more information, see the www.nsol.com http://www.nsol.com website.

Network Solutions' Forward-Looking Statement
Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, an adverse ruling in the purported class action, potential volatility in the company's stock price, uncertainty of Internet privatization, increased competition, including price competition, in the domain name registration business, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services, risks associated with the company's international business, uncertainty of future revenue and profitability and fluctuations in its quarterly operating results. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission, especially in the company's Registration Statement on Form S-3 filed on December 22, 1999, as amended, Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

Contacts:
Network Solutions, Media: Cheryl Regan, cregan@netsol.com, 703-742-4847, Investor Relations: Sean McClorey, smcclorey@netsol.com, 703-326-6090 America Online, David Theis, 703-265-1491

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